Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Gryphon Digital Mining, Inc.’s Registration Statements:

1.	Registration Statements on Form S-3 (File Nos. 333-277060, 333-278805, and 333-283440); and

2.	Registration Statement on Form S-8 (File No. 333-278554)

of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Gryphon Digital Mining, Inc., as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Gryphon Digital Mining, Inc. for the year ended December 31, 2024. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

RBSM LLP

Larkspur, California

March 31, 2025